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                 INDIVIDUAL LIFE COMMISSION SCHEDULE (Contract 1285)
                    For Payment of First Year Policy Commissions,
                        Renewal Commissions, and Service Fees
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                                                         (1)
                            American Lagacy Variable Life

                POLICY            TARGET            EXCESS
                 YEAR            PREMIUM           PREMIUM
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
                                      (2)
                   1               50%              2.5%
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                 2-10              2.5%             2.5%
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               11 or more          2.5%             2.5%
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     1.   Starting in the third policy year, this policy will be eligible for equity participation as follows: .20% of the excess of the policy value over policy loans. Equity participation in years 3 through 10 represent renewal commissions and service fees in the llth and subsequent years.

     2.   Additional First Year Commissions paid:
          a.   50% of the target premium for increase in specified amount.
               (An increase for this purpose will include only the portion of the increase in excess of the previous highest specified amount.)
          b. 50% of the cost of insurance for all other increases or rider additions.
               There will be a prorate chargeback of these commissions if within 12 months of the increase the policy is surrendered or such increase in coverage is decreased or deleted.